Exhibit 10.1

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement ("Agreement"), effective April 1, 2013 ("Effective Date"), is by and between Quick-Med Technologies, Inc., a Nevada corporation having offices at 902 NW Fourth Street, Gainesville, Florida 32601, United States of America ("QMT") and VIRIDIS BioPharma Pvt. Ltd., an India corporation having offices at 6/10, Jogani Industrial Complex, V.N. Purav Marg, Chunabhatti, Mumbai — 400022, Republic of India ("VIRIDIS") (each singularly a "Party" and collectively the "Parties").

WHEREAS, QMT owns or controls certain QMT Intellectual Property (as such term is defined below) relating to its proprietary NIMBUS® technology and has the right to grant licenses under such QMT Intellectual Property; and

WHEREAS, QMT agrees to grant, and VIRIDIS desires to obtain, an exclusive license to such QMT Intellectual Property on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.	DEFINITIONS.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1. "Affiliate" means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, "control" means direct or indirect ownership of more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership, or other entity.

1.2. "Commercialization" or "Commercialize" means all activities directed towards Regulatory Approval for, manufacturing, marketing, promoting, distributing, offering for sale, or selling Product.

1.3. "Commercially Reasonable Efforts" has the meaning set forth in Section 5.1(b).

1.4. "Confidential Information" has the meaning set forth in Section 10.1.

1.5. "Contract Year" means the twelve (12) month period beginning on the effective date of this Agreement and ending on the first anniversary thereof, and each consecutive 12-month period thereafter during the Term.

1.6. "Disclosing Party" has the meaning set forth in Section 10.1.

1.7. "Field" means hydrophilic polyurethane foam in various shapes and sizes, used solely for wound care applications as primary or secondary dressings and for securing intravenous tubings and catheters.

1.8. "First Commercial Sale" shall mean the first sale to a Third Party of Product.

1.9. "Improvements" means know-how, technical information, inventions, developments, discoveries, software, methods, techniques, procedures, formulae, data (including without limitation clinical data), processes and other proprietary ideas, whether or not patentable or copyrightable, that are conceived, discovered, developed, or reduced to practice during the Term by or on behalf of VIRIDIS and/or its Affiliates, and which are useful for or useable in the practice of the Patent Rights, Materials, and Know-how.

1.10. "Indemnitees" has the meaning set forth in Section 9.1.

1.11. "Initial Term" has the meaning set forth in Section 11.1.

1.12. "Know-how" means the tangible and intangible information, including, without limitation, data, results, formula, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information, stability and safety information and other information which is owned or controlled (with the right to sublicense) by QMT as of the Effective Date relating to QMT's confidential and proprietary process for the bonding of certain Materials to substrates.

1.13. "Materials" means the chemical components listed on Exhibit B, as modified by any Improvements.

1.14. "VIRIDIS Invention" has the meaning set forth in Section 12.2(b).

1.15. "Net Sales" means the gross invoiced sales price of all Product sold, leased, licensed or otherwise transferred by VIRIDIS and its Affiliates along with any other amounts and consideration received in connection therewith, after deduction of the following items, to the extent such items are actually incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sale occurred: (i) trade, cash or quantity discounts or rebates actually taken and documented; (ii) credits or allowances given or made for rejection, or approved return of, defective goods actually taken and documented; and (iii) taxes or government charges, duties or tariffs (other than an income tax) levied on the sale, transportation or delivery of Product and documented. No costs incurred in the manufacturing, selling, advertising, and distribution of Product, including without limitation overhead costs, shall be deducted nor shall any deduction be allowed for any other uncollectible accounts or allowances.

1.16. "Patent Rights" mean the patents, patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by, or licensed (with the right to sublicense) to QMT, listed in Exhibit A hereto.

1.17. "Product" means any article in the Field that is covered by, derived from, or manufactured using or incorporating, or otherwise uses or contains the QMT Intellectual Property.

1.18. "Promotional Materials" has the meaning set forth in Section 5.4.

1.19. "QMT Intellectual Property" means collectively the Materials, Know-how, Patent Rights, and Improvements.

1.20. "Recipient" has the meaning set forth in Section 10.1.

1.21. "Regulatory Approval" means the approval of the applicable Regulatory Authority necessary for the marketing and sale of Product in the Territory.

1.22. "Regulatory Authority" means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a medical device or pharmaceutical product in the Territory.

1.23. "Regulatory Filings" has the meaning set forth in Section 7.3.

1.24. "Royalty" has the meaning set forth in Section 3.1.

1.25. "Sell-Off Period" has the meaning set forth in Section 11.5.

1.26. "Term" has the meaning set forth in Section 11.1.

1.27. "Territory" means Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Russia, and their territories and possessions.

1.28. "Third Party" means any entity other than a Party to this Agreement or their respective Affiliates.

2.	LICENSE.

2.1. Grant. Subject to the terms and conditions of this Agreement and pursuant to the Patent and Technology License Agreement of July 26, 2010 (including the associated Amendments No. 1 – 3 and any subsequent amendments to the July 26, 2010 agreement)  between QMT and Viridis, QMT hereby grants to VIRIDIS during the Term an exclusive, royalty-bearing right and license, without the right to grant sublicenses (except as set forth in Section 2.2), under the QMT Intellectual Property to sell and offer for sale Product (including, without limitation, the right to enter into private label/OEM agreements, provided such agreements are not a sublicense of the QMT Intellectual Property) in the Territory.

2.2. Sublicenses to Affiliates. VIRIDIS may grant sublicenses to its Affiliates if: (i) the term of the sublicenses do not extend beyond the Term of this License; (ii) the Affiliate sublicensee is granted no further right to grant sublicenses except to another Affiliate; and (iii) each Affiliate sublicensee shall first agree in writing to be bound by all of the terms of this Agreement. Upon termination of this Agreement, all such sublicenses shall terminate immediately.

2.3. Transfer of Know-how. QMT has disclosed and shall continue to disclose the Know-how to VIRIDIS solely for purposes of VIRIDIS's research, development, manufacture, and sale of Product. VIRIDIS shall treat such Know-how as QMT's Confidential Information pursuant to Section 10.

2.4. Governmental Rights; University of Florida. All rights and licenses granted by QMT under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract, or government cooperative agreement applicable to the QMT Intellectual Property; and (ii) any applicable requirement of 35 U.S.C. Sections 200 et seq., as amended, and all implementing regulations and policies. Without limitation of the foregoing, VIRIDIS agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by VIRIDIS or an Affiliate in the United States will be manufactured substantially in the United States, Canada, or Mexico. Furthermore, certain of the rights granted hereunder are subject to a reservation of rights by the University of Florida and its affiliates to use the Patent Rights for its research and educational purposes, and the licenses granted hereunder are expressly made subject to such rights and the license from University of Florida. However, QMT declares that the foregoing provisions of this Section 2.5 would not in any event prevent VIRIDIS from manufacturing, marketing, and selling Product in the Field in the Territory in accordance with this Agreement.

2.5. Manufacturing Restrictions. VIRIDIS shall not manufacture the Product, or any portion of Product, outside of the Republic of India without the prior written consent of QMT.

2.6. No Other Rights. Except for the express license granted under Section 2.1, no license, express or implied, is granted by either Party to the other Party or its Affiliates under any intellectual property rights owned or controlled by such Party or its Affiliates.

3.	CONSIDERATION; ROYALTIES.

3.1. Royalties. Commencing with the First Commercial Sale of each Product by VIRIDIS or its Affiliates, VIRIDIS shall pay to QMT a royalty ("Royalty") equal to seven and one-half percent (7.5%) on Net Sales for each Product.

3.2. Non-Monetary Consideration. Without the prior written consent of QMT, VIRIDIS and its Affiliates shall not solicit any material consideration for the commercial sale of any Product other than as will be accurately reflected in Net Sales. If VIRIDIS and/or its Affiliates receive any consideration for the sale or transfer of any Product other than as will be accurately reflected in Net Sales, QMT and the party receiving such non-cash consideration shall negotiate its value in good faith.

4.	PAYMENTS, REPORTS, AND RECORDS.

4.1. First Commercial Sale. Within thirty (30) days of its occurrence, VIRIDIS shall notify QMT of the date of First Commercial Sale of a Product to a Third Party in the Territory.

4.2. Payments. Upon First Commercial Sale of a Product and thereafter during the Term, VIRIDIS shall furnish to QMT, within thirty (30) days from the last business day of each quarter during each Contract Year, a written report showing the following: (i) number of Product sold; (ii) the Net Sales of all Product sold by VIRIDIS and its Affiliates during the reporting period, and qualifying deductions (as defined in Section 1.15 hereof) listed by category of deduction; (iii) the Royalties payable in United States Dollars which shall have accrued hereunder in respect of such sales; (iv) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; (v) the exchange rates used in determining the amount of United States Dollars, if applicable; and (vi) sales both in local currencies and United States Dollars. Royalties shall be due and payable on the date such report is due. If no Royalties are due for any reporting period hereunder, VIRIDIS shall so report. All reports delivered pursuant to this Section shall constitute the Confidential Information of VIRIDIS and shall be subject to Section 10. All payments to QMT under this Agreement shall be made in United States Dollars by check payable to "Quick-Med Technologies, Inc." or, if requested by QMT, by wire transfer to an account designated by QMT.

4.3. Exchange Rates. If VIRIDIS receives revenues from the sale of Product in currency other than United States Dollars, revenues shall be converted to United States Dollars by averaging the conversion rates of such currency on the last business day of each month within the applicable quarter as published in the eastern edition of The Wall Street Journal. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into United States Dollars, and any income, remittance, or other taxes on payments based on foreign Net Sales required to be withheld at the source shall be the exclusive responsibility of VIRIDIS.

4.4. VIRIDIS's Recordkeeping and Inspection. VIRIDIS shall, and shall cause its Affiliates to, keep for at least seven (7) years records of all sales of Product in sufficient detail to permit QMT to confirm the accuracy of VIRIDIS's Royalty payment calculations. Once per year, QMT may inspect, or designate an independent certified public accountant or chartered account to inspect, any such sales records to verify such Royalty calculations. QMT shall provide at least five (5) business day notice of such intention to inspect. No inspection shall proceed outside normal business hours.  Such accountant must have, in advance, entered into a confidentiality agreement with VIRIDIS (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the Parties. Results of any such inspection shall be made available to both Parties. If such inspection reveals a miscalculation of Royalties resulting in an underpayment, VIRIDIS shall promptly pay to QMT such deficient amount. If such underpayment is equal to five percent (5%) or more, VIRIDIS shall pay all costs and expenses of such inspection. If such inspection reveals a miscalculation of Royalties resulting in an overpayment, VIRIDIS may credit such overpayment against future Royalties. If such an inspection reveals miscalculation of Royalties of twenty percent (20%) or more, then VIRIDIS shall, at its expense, supply QMT with annual audits by a mutually-agreeable independent auditing firm.

4.5. Interest on Late Payments. Amounts that are not paid by VIRIDIS when due shall accrue interest, from the due date until paid, at a rate equal to one percent (1%) per month (or the maximum allowed by law, if less).

5.	DILIGENCE AND COMMERCIALIZATION REQUIREMENTS.

5.1. Diligence and Commercialization Efforts by VIRIDIS.

(a) VIRIDIS will have full responsibility to Commercialize, which includes seeking and obtaining Regulatory Approval for, Product in the Territory. Failure to Commercialize Product shall constitute a material breach by VIRIDIS under Section 11.2 herein. VIRIDIS shall provide to QMT written quarterly development status reports describing, in reasonable detail, the efforts undertaken for, and the status of development of, Product by VIRIDIS or Affiliates. Such status reports shall also summarize Regulatory Filings, Regulatory Approvals, applications, and clinical trials, with respect to any Product. If VIRIDIS elects to stop or abandon, either permanently or temporarily, the development, Regulatory Approval, or Commercialization of Product, VIRIDIS shall promptly notify QMT of such decision.

(b) VIRIDIS will exercise Commercially Reasonable Efforts and diligence in undertaking Product development, including investigations, clinical studies, and other appropriate actions required to obtain Regulatory Approval, to obtain and maintain Regulatory Filings, and to Commercialize Product in the Territory. For purposes of this Agreement, "Commercially Reasonable Efforts" means, with respect to a given Product, efforts consistent with the efforts normally used by VIRIDIS in good faith and fair dealing for a product of its own discovery of similar market potential at a similar state in its product life.

5.2. Technical Support Assistance by QMT. After First Commercial Sale of each Product and upon prior mutual agreement of the Parties, QMT shall provide, and VIRIDIS shall fund, certain technical support assistance activities in conjunction with VIRIDIS's Commercially Reasonable Efforts to develop Product in the Territory. QMT shall provide such technical support assistance activities at a mutually-agreeable rate (including, but not limited to, travel, lodging, and meals) for each QMT employee or the equivalent.

5.3. Commercialization of Product. Promptly after obtaining Regulatory Approval for Product in the Territory from the applicable Regulatory Authority, the Parties shall mutually agree on launch dates for Commercialization in the Territory.

5.4. Advertising and Promotional Materials. VIRIDIS shall develop relevant written sales, promotion, and advertising materials relating to the Product ("Promotional Materials") consistent with its standard operating procedures, for use in the Territory and compliant with all applicable laws and the provisions of the applicable Regulatory Approvals. Prior to their use by VIRIDIS, VIRIDIS shall provide QMT with copies of all Promotional Materials, including, if necessary, English translations, for QMT's review and comment. Subject to any limitations imposed by applicable law, all Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of the Product in the Territory shall acknowledge the Parties' license arrangement and shall display the QMT names and logos in accordance with Exhibit C.

5.5. Product Label. VIRIDIS and its Affiliates may include QMT's patent numbers on all Product packaging, Promotional Materials, and other materials (in written or electronic form). VIRIDIS may include QMT's name and/or logo on all Product packaging, Promotional Materials, and other materials (in written or electronic form) related to the Product in the Territory in accordance with Exhibit C.

6.	SUPPLY.

6.1. Suppliers. VIRIDIS shall purchase Materials from suppliers approved by QMT. QMT shall not unreasonably deny or delay such approval.

6.2. No Implied License. QMT does not grant any license, express or implied, to the QMT Intellectual Property to a Third Party in connection with the manufacture, transfer, or sale of the Materials. VIRIDIS's use of the Materials is covered by this Agreement.

6.3. Inspection. QMT may review all purchase orders and shipping documents to confirm the use of the Materials in accordance with the QMT Intellectual Property. VIRIDIS shall be solely responsible for all matters and all obligations between VIRIDIS and the supplier.

7.	RESEARCH AND DEVELOPMENT DATA AND REGULATORY FILINGS.

7.1. Product Data. VIRIDIS shall retain and be responsible for the development of all data and other information relating to Product and Net Sales, including, but not limited to, all stability and safety data (collectively the "Product Data") necessary to support sales of Products in the Territory, as well as clinical studies. QMT shall make available to VIRIDIS any data on file to support VIRIDIS's Product development & registration and Product sales.

7.2. Copies of Product Data. Upon written request of QMT, VIRIDIS will provide copies of all Product Data to QMT that VIRIDIS would reasonably provide during its marketing of Product to customers or potential customers.  VIRIDIS may redact any Confidential Information of VIRIDIS or confidential Third Party information from such copies before delivering them to QMT.

7.3. Regulatory Approvals. “Regulatory Filings” shall mean all applications for Regulatory Approval including licenses, registration, certificates, and other government approvals.  All Regulatory Approvals obtained by VIRIDIS during the Term related to the Product in the Territory, will be in the name of, and owned by, VIRIDIS or private labeled/OEM customers.

7.4. Access to Regulatory Filings. QMT and its Affiliates shall have access in a timely manner to all data contained or referenced in such Regulatory Filings by VIRIDIS and its Affiliates, including all reports, correspondence and conversation logs, in each case as may be reasonably necessary to enable QMT to develop, manufacture and Commercialize articles outside the Field in the Territory or Product outside the Territory. QMT and its Affiliates may use VIRIDIS's Regulatory Filings for Product, including access to all data contained or referenced in such Regulatory Filings.

7.5. Adverse Events. VIRIDIS shall report all adverse medical events concerning Product as required by law and shall notify QMT of any such event within 24 hours of its occurrence. VIRIDIS shall also notify QMT of the results of any follow-up investigation.

8.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.

8.1. VIRIDIS's Representations. VIRIDIS represents the following:

(i) VIRIDIS is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of India. VIRIDIS has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. VIRIDIS has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(ii) The execution, delivery, and performance of this Agreement have been duly authorized by all appropriate VIRIDIS corporate action. VIRIDIS's performance of any of the terms and conditions of this Agreement does not and will not breach or violate any other agreement or understanding, written or oral, to which it is a party;

(iii) During the Term of this Agreement, neither VIRIDIS nor its Affiliates shall commercialize any non-leaching antimicrobial articles that compete, directly or indirectly, with Product in the Territory; and

(iv) Neither VIRIDIS nor its Affiliates are prohibited by any law, rule, or regulation, or by any order, directive, or policy of any Regulatory Authority, from developing any pharmaceuticals or medical devices. Neither VIRIDIS nor its Affiliates will be prohibited by any law, rule, or regulation, or by any order, directive, or policy of any Regulatory Authority, from manufacturing or selling Product.

8.2. QMT's Representations. QMT represents the following:

(i) QMT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. QMT has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. QMT has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(ii) The execution, performance, and delivery of this Agreement have been duly authorized by all appropriate QMT corporate action. QMT's performance of any of the terms and conditions of this Agreement does not and will not breach or violate any other agreement or understanding, written or oral, to which it is a party.

(iii) During the Term of this Agreement, neither QMT nor its Affiliates shall commercialize any articles in the Territory that compete, directly or indirectly, with Product; and

(iv) The patents and patent applications listed in Exhibit A were duly filed and are either currently pending or issued, as the case may be. QMT owns all of the right, title, and interest in and to such patents and patent applications or has the exclusive rights to such patents and patent applications. QMT has the right to grant the licenses in this Agreement. QMT has no outstanding encumbrances or agreements inconsistent with the licenses in this Agreement, including any agreements with academic institutions or universities, whether written, oral, or implied;

8.3. Disclaimer of Warranty. Except as otherwise expressly provided in this agreement, QMT makes no representations and extends no warranty of any kind, either express or implied, with respect to the QMT Intellectual Property, including, but not limited to, warranties of the validity or enforceability of the patent rights, merchantability, fitness for a particular purpose, and non-infringement of any Third Party patents or proprietary rights. QMT disclaims all Uniform Commercial Code warranties.

8.4. Limitation of Liability. Except with respect to liability arising from breach of Section 10 and liability arising under Section 9, neither Party shall be liable to the other Party for any special, consequential, indirect, exemplary, or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from any claim relating to this Agreement, whether such claim is based on contract, tort (including negligence), or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

8.5. Modification to QMT Intellectual Property. If VIRIDIS desires to change or modify the QMT Intellectual Property used in the Product, it shall notify QMT sixty (60) days prior to making such changes or modifications. The Parties shall reasonably cooperate to adjust the formulation of the QMT Intellectual Property as necessary to meet the Product requirements of VIRIDIS. The Parties shall exchange all details concerning any such change or modification. Any such change or modification shall constitute an Improvement and shall be owned exclusively by QMT and shall be licensed to VIRIDIS under the terms of this Agreement.

9.	INDEMNIFICATION AND INSURANCE.

9.1. Indemnification by VIRIDIS. VIRIDIS shall indemnify, defend, and hold harmless QMT and its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs, and assigns (the "Indemnitees") against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any claim, demand, suit, action, or judgment arising out of any theory of product liability (including without limitation actions in the form of tort, warranty, or strict liability) or based on, or caused by any act or omission of VIRIDIS or its Affiliates with respect to the development, manufacture, use, sale, offer for sale, importation, or exportation of any Product, except to the extent that such liability, damage, loss, or expense is directly attributable to the negligence or misconduct of QMT or its Affiliates.

9.2. Notice and Cooperation. Any Indemnitee seeking indemnification under Section 9.1 shall provide VIRIDIS with prompt written notice of any claim, demand, suit, action, or judgment for which such indemnification is sought. An Indemnitee's failure to deliver written notice to VIRIDIS within a reasonable time after the commencement of any such action, to the extent prejudicial to the VIRIDIS's ability to defend such action, shall relieve VIRIDIS of liability to the Indemnitee under this Section 9. VIRIDIS agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim. The Indemnitees shall cooperate fully with VIRIDIS in such defense and will permit VIRIDIS to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). VIRIDIS shall inform Indemnitees of the progress in the defense and disposition of such claim and shall consult with the Indemnitees regarding any proposed settlement. The indemnification under this Section 9 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost, or expense if such settlement is effected without the consent of VIRIDIS.

9.3. Insurance. VIRIDIS shall obtain and carry in full force and effect product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry in the Territory for similar products. Within thirty (30) days of the start of each Contract Year, VIRIDIS shall provide QMT with a certificate evidencing such insurance and all subsequent renewals. Such insurance does not limit VIRIDIS's obligation to indemnify QMT.

10.	CONFIDENTIALITY.

10.1. Confidential Information. "Confidential Information" means all scientific, technical, trade, or business information of either Party ("Disclosing Party") disclosed to the other Party ("Recipient"), whether or not in writing, and regardless of whether it is marked as confidential, including any portion of analyses, compilations, forecasts, studies, or other documents prepared by Recipient which contains such information. Confidential Information may include inventions, Know-how, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Disclosing Party.

10.2. Disclosure of Confidential Information. Except as expressly permitted in this Section 10, during the Term of this Agreement and for a period of five (5) years thereafter, the Recipient shall hold in confidence and shall not directly or indirectly disclose, communicate, or in any way divulge to any person any Confidential Information without the prior written consent of the Disclosing Party. The Recipient shall use such Confidential Information solely for the purposes of this Agreement. The Recipient shall not provide or grant access to the Confidential Information to any Third Party, except the Recipient may disclose Confidential Information to its directors, officers, employees, agents, and consultants, and the directors, officers, employees, agents, and consultants of its Affiliates, who have a need to know such Confidential Information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such Confidential Information.

10.3. Limitation on Obligations. The obligations of the Recipient specified in Section 10.2 shall not apply to any Confidential Information if Recipient can demonstrate, by clear and convincing evidence, that such Confidential Information:

(i) was in the public domain prior to the time of its disclosure;

(ii) entered the public domain after the time of its disclosure through means other than an unauthorized disclosure resulting from an act or omission by the Recipient;

(iii) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure, on a non-confidential basis by a Third Party, provided that such Third Party is not, to the Recipient's knowledge, bound by an obligation of confidentiality to the Disclosing Party covering such Confidential Information;

(iv) is independently developed by the Recipient without reference to the Confidential Information of the Disclosing Party; or

(v) is required to be disclosed by the Recipient to comply with applicable laws or to comply with governmental regulations; provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

10.4. Equitable Relief. A breach of this Section 10 may cause the Disclosing Party substantial and irreparable damages. The Disclosing Party has the right to seek specific performance and other injunctive and equitable relief in addition to other available remedies.

10.5. Ownership of Confidential Information. The Recipient agrees that the Disclosing Party (or any Third Party entrusting its own confidential information to the Disclosing Party) is and shall remain the exclusive owner of the Confidential Information and of all patent, copyright, trademark, trade secret, and other intellectual property rights in or arising from the Confidential Information. Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to the Recipient is granted or implied under this Agreement.

11.	TERM AND TERMINATION.

11.1. Term. The Agreement shall commence on the Effective Date for a Term of five (5) years. The Parties shall negotiate in good faith an extension or follow-on agreement at or before the expiration of the Initial Term.

11.2. Material Breach by VIRIDIS. Except as set forth in Section 11.3, if VIRIDIS fails to comply with any material obligation under this Agreement, including without limitation its obligations to obtain Regulatory Approval and for Commercialization of Product under Section 5.1, QMT may give written notice to VIRIDIS specifying the nature of the default and requiring it to cure such default. If VIRIDIS does not cure such default within thirty (30) days after receipt of such notice, then QMT may give written notice to VIRIDIS terminating this Agreement. Such termination shall not prejudice QMT's other rights under this Agreement or QMT's available remedies in law or equity. QMT's right to terminate this Agreement shall not be affected in any way by QMT's waiver or failure to take action with respect to any previous default.

11.3. Material Breach by QMT. If QMT fails to comply with any of its material obligations under this Agreement, VIRIDIS may give written notice to QMT specifying the nature of the default and requiring it to cure such default. If QMT does not cure such default within thirty (30) days after receipt of such notice, then VIRIDIS may give written notice to QMT terminating this Agreement. Such termination shall not prejudice VIRIDIS's other rights under this Agreement or VIRIDIS's available remedies in law or equity. VIRIDIS's right to terminate this Agreement shall not be affected in any way by VIRIDIS's waiver or failure to take action with respect to any previous default.

11.4. Bankruptcy. Either Party may terminate this Agreement immediately by providing written notice if the other Party: (i) applies for or consents to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its assets; (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its creditors; (iv) is dissolved or liquidated in full or in substantial part; (v) commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consents to such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it; (vi) takes any action for the purpose of effecting any of the foregoing; or (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect that is not dismissed within ninety (90) days of commencement.

11.5. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.2, 11.3, or 11.4, then (i) all licenses and rights granted to VIRIDIS (except as set forth in Section 11.6(c)) shall terminate, and VIRIDIS shall immediately cease to develop, manufacture, use, and sell Product; and (ii) VIRIDIS shall pay any accrued Royalty payments. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 11.2, 11.3 or 11.4, VIRIDIS shall have six (6) months to sell-off its inventory of Product existing at the date of termination (the "Sell-Off Period"). VIRIDIS shall pay Royalties and report to QMT on the sale of such Product during the Sell-Off Period. VIRIDIS shall destroy any inventory of Product remaining after the Sell-Off Period at its own expense.

(b) Without limiting any other legal or equitable remedies that QMT may have, if QMT terminates this Agreement in accordance with Section 11.2 or 11.4, then QMT may demand that VIRIDIS transfer to QMT or QMT's designee possession and ownership of (i) all governmental or regulatory correspondence, conversation logs, Regulatory Filings, and Regulatory Approvals relating exclusively to VIRIDIS's development or Commercialization of Product in the Territory; (ii) copies of all data, reports, records, and materials in VIRIDIS's possession or control relating exclusively to VIRIDIS's development or Commercialization of Product in the Territory, including all non-clinical and clinical data relating to the Product in the Territory; (iii) all agreements pertaining to contract research organizations (CROs), clinical trials, and supplies of material required to continue development of the Product; and (iv) all sales and Royalty reports created under Section 4. VIRIDIS shall comply with such request as soon as reasonably possible and to the extent that it has the right to do so or is permitted by applicable law or the applicable Regulatory Authority. VIRIDIS shall execute all documents and take all such further actions as QMT may reasonably request in order to give effect to this subsection 11.5(b).

(c)  Any expiration or termination of this Agreement shall not relieve the Parties of any obligation that accrued prior to such expiration or termination. Any obligation under any provision of this Agreement which is intended to survive expiration or termination of this Agreement, including without limitation, Sections 1, 7.3, 7.4, 8, 9, 10, 11.5, 12 and 13 shall survive.

11.6. Challenge to Patent Rights. If VIRIDIS, directly or indirectly, by itself or through one of its Affiliates, brings any action or proceeding without "Cause" (defined below) challenging the validity or enforceability of or with respect to any of the Patent Rights, then QMT may terminate this Agreement at any time following such event upon written notice. "Cause", for purposes of the preceding sentence, shall mean (i) any third party claim, action, or suit filed or brought in any applicable court or through any administrative procedure against VIRIDIS; or (ii) the withholding of payment for the Product by customers of VIRIDIS, which in each case presented in clause (i) and/or (ii) above is predicated upon the invalidity of the Patent Rights, which has, or if successfully prosecuted could reasonably be expected to have, a material adverse effect upon VIRIDIS.

12.	INTELLECTUAL PROPERTY RIGHTS.

12.1. Ownership of Intellectual Property. QMT shall own all right, title, and interest in the copyright, patent, trademark, trade secret, or other intellectual property rights in the Patent Rights and Know-how and their derivatives, variations, or Improvements.

12.2. Ownership of Inventions. Inventorship shall be determined in accordance with United States patent law at the time the inventor made the invention. Each Party shall ensure that its employees, consultants, agents, and representatives are contractually required to assign to such Party all rights, title, and interest to any inventions, to maintain all Confidential Information, and to promptly disclose to such Party all such inventions.

(a) QMT Inventions. QMT will have and retains sole and exclusive title to all inventions, developments, Improvements, discoveries, and Know-how relating to the QMT Intellectual Property which are made, conceived, or reduced to practice solely by QMT, its Affiliates, employees, consultants, agents, or other persons acting under its authority.

(b) VIRIDIS Inventions. If VIRIDIS or its Affiliates, employees, consultants, agents, or other persons acting under its authority, either solely or jointly with QMT, an Affiliate, or a Third Party, makes, conceives, or reduces to practice any invention, development, Improvement, discovery, or Know-how relating to the QMT Intellectual Property (each a "VIRIDIS Invention"), then VIRIDIS shall promptly disclose such VIRIDIS Invention to QMT in writing. All VIRIDIS Inventions shall be owned by QMT and any Patent Rights under any VIRIDIS Inventions shall be owned by QMT. VIRIDIS hereby assigns and agrees to assign all right, title, and interest to such VIRIDIS Inventions to QMT and shall execute any documents reasonably necessary to fulfill the purposes of this Section 12.2(b). VIRIDIS appoints QMT as its attorney to execute and deliver any such documents on its behalf if VIRIDIS fails or refuses to do so within a reasonable period. QMT, pursuant to this Agreement, will license to VIRIDIS all VIRIDIS Invention. If this Agreement is terminated, the Parties shall negotiate in good faith an arrangement equitable to both parties.

12.3. Prosecution of Patent Rights. QMT, by counsel it selects, may prepare, file, prosecute, and maintain the Patent Rights in QMT's name and in countries designated by QMT at its discretion. QMT shall bear all the costs and expenses associated with the filing, prosecution, and maintenance of such Patent Rights.

12.4. Third Party Infringement. Each Party shall promptly notify the other Party in writing of any alleged infringement of the Patent Rights and of any available evidence thereof.

(a) QMT may, under its own control and at its own expense, prosecute any Third Party infringement of the Patent Rights and/or defend the Patent Rights in any declaratory judgment or other action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. QMT may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement or declaratory judgment action without VIRIDIS's consent. QMT will retain any recovery or damages derived from any such action.

(b) If QMT institutes a court proceeding relating to the infringement of the Patent Rights in the Field under Section 12.4(a), VIRIDIS may intervene in such proceeding, and QMT shall not oppose such intervention, if (i) VIRIDIS notifies the court and QMT of its intention to intervene within 180 days of the commencement of such proceeding; and (ii) VIRIDIS shares equally with QMT the total costs incurred by QMT (including without limitation attorney and expert fees) of conducting such proceeding. QMT shall retain control of the conduct and settlement of any such proceeding, but may not enter a settlement, consent judgment, or other voluntary final disposition of such action without the prior written consent of VIRIDIS, which consent shall not be unreasonably withheld or delayed. Any recovery of damages for any such proceeding (or settlement thereof) shall be applied first in satisfaction of any out-of-pocket expenses incurred by the Parties relating to the proceeding (including without limitation attorney and expert fees). The balance shall be equally divided between the Parties.

(c) If QMT declines to commence legal action to defend against a declaratory action alleging invalidity of the Patent Rights or to prosecute infringements of the Patent Rights in the Field, QMT shall notify VIRIDIS of its decision promptly in writing. Thereafter, VIRIDIS may commence legal action at its own expense to defend or prosecute such infringements relating to the Patent Rights in the Field. No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of QMT, which consent shall not be unreasonably withheld or delayed. VIRIDIS shall bear the costs and expenses of such actions and shall retain any recovery or damages derived from such actions.

12.5.  [Reserved].

12.6. Trademarks. QMT is and shall remain the owner of all rights, title, and interest to the common law trademark and goodwill associated with the name "NIMBUS" and any other trademarks or trade names it develops in association with the QMT Intellectual Property. VIRIDIS shall be responsible for the selection, registration, and maintenance of all other trademarks and trade names that it employs in connection with Product. Neither Party shall assert or claim any interest in, nor register or attempt to register, the trademarks or trade names of the other Party, nor any confusingly similar marks or names.

13.	MISCELLANEOUS.

13.1. Use of Name/Public Statements. Except as stated in Sections 5.4 and 5.5, and except to the extent required by applicable law or regulation, neither Party shall at any time during or following termination of this Agreement use the name of the other Party or any names, insignia, symbols, or logotypes associated with the other Party or any variants thereof or the names of the other Party's employees orally or in any literature, advertising, or other materials without the prior written consent of Party whose name is to be used, which consent shall not be unreasonably withheld.

13.2. Assignment. Either Party may assign this Agreement and any of its rights or obligations to their Affiliates, or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. The assigning Party shall deliver written notice of any such assignment to the other Party. This Agreement may not be otherwise assigned or transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party includes the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any attempted assignment not in accordance with this Section 13.2 shall be void.

13.3. Independent Contractors. QMT and VIRIDIS shall at all times act as independent parties, and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. Neither Party has the authority to contract or incur expenses on behalf of the other Party.

13.4. Notices. Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand, recognized national overnight courier, confirmed facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other Party at its respective address as follows:

If to VIRIDIS:

VIRIDIS BioPharma Pvt. Ltd.
6/10 Jogani Industrial Complex
V. N. Purav Marg, Chunabhatti
Mumbai
— 400022
Republic of India
Attn:
Fax: +91 22 2405 5952

If to QMT:

Quick-Med Technologies, Inc.
902 N.W. Fourth Street
Gainesville, FL 32601
United States of America
Attn:
Fax: +1-561-416-1390

13.5. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate a replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

13.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and applicable U.S. Federal law, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction. The state and federal courts located in Florida shall have exclusive jurisdiction over any dispute arising under this Agreement.

13.7. Entirety; Amendment. This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties. No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

13.8. Waiver. The failure of any Party to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the Effective Date.

EXHIBIT A

Patent Rights

Patent Applications

Title	Number

Intrinsically Bactericidal Absorbent Dressing	IN/PCT/2001/00776/MUM
and Method of Fabrication

Method of Attaching An Antimicrobial Cationic Electrolyte	PCT/US2006/32955
To The Surface of A Substrate

Polyelectrolyte Complex for Imparting Antimicrobial	PCT/US2009/051163
Properties to a Substrate

EXHIBIT B

Materials

polydiallyldimethyl ammonium chloride and binder as necessary with the specified substrate materials.

EXHIBIT C

QMT Trademark Standards

The Marks and Trademarks of Quick-Med Technologies, Inc. ("Licensor") include without limitation: "Quick-Med Technologies" "QMT", "Quick-Med", "NIMBUS", and accompanying logos and trade dress, including the QMT Cross Official Logo, which is subject to modification by Licensor from time to time. Licensor's present Official Logo at April 1, 2010, is attached hereto as Exhibit D.

The foregoing and attached are either registered trademarks or trademarks of Quick- Med Technologies, Inc., in the United States and worldwide. All rights are reserved.

All use and appearance of Marks and accompanying logos and trade dress shall be in accordance with the Licensor's Trademark Policy. Any use of any Licensor Marks, other Licensor related names and/or logos, or variations of Licensor Marks from those presented herein shall be pre-approved by Licensor. Any use of images or statements of Licensor's employees shall be pre-approved by Licensor.

Licensor Policy on Use of Licensor Marks, Trademarks and Official Logo:

All Licensed Products that include Licensor technology, and related product packaging, advertising, promotional and marketing materials, shall display Licensor's Official Logo in a size and prominence in accordance with industry standards.

Use of Licensor's Official Logo (the Logo) shall maintain the integrity of the Logo's design. Unless provided or authorized in advance in writing by Licensor, no deviations from the then current Logo design or appearance are allowed. All use of the Logo shall maintain its visual effectiveness. No design elements may be appended to the Logo. The Logo shall not be presented with any alternative font or type style, change in letter spacing, or linear dropped shadows. Distortion of the logo's shape and lettering is not permitted. Reproduction of the Logo shall be consistent, accurate, sharp, clear, and undistorted, and shall maintain the Logo's correct colors.

The color used in the Licensor's Marks, including the Official Logo, is as follows:

First Column – Burgundy
Second Column – Black
Third Column – White

L:	36	0	100
A:	34	0	0
B:	1	0	0

C:	32	75	0
M:	100	68	0
Y:	46	67	0
K:	14	90	0

H:	333	0	0
S	82	0	0
B:	62	0	100

R:	158	0	255
G:	29	0	255
B:	86	0	255

Licensor's Marks, including but not limited to its name and Official Logo shall be displayed in a size and prominence at least equal to similar marks, names and logos for similar products or methods on any product, packaging, documentation, advertising, promotional, marketing, and related materials in accordance with industry standards. The elements of the Licensor trade dress cannot be separated without the prior permission of Licensor.

Exhibit D